Exhibit 99.1

           WORLD ACCEPTANCE CORPORATION REPORTS FIRST QUARTER RESULTS

    GREENVILLE, S.C., July 25 /PRNewswire-FirstCall/ -- World Acceptance Corporation (Nasdaq: WRLD) today reported its financial results for its first fiscal quarter ended June 30, 2005.

    Total revenues for the quarter increased 9.0% to $51.8 million from $47.5 million for the prior year quarter. Net income for the first quarter rose slightly to $7.31 million, or $0.38 per diluted share, compared with $7.27 million, or $0.37 per diluted share, for the same quarter of the prior year.

    Doug Jones, President and Chief Executive Officer, stated that the less than expected earnings resulted primarily from the slower loan growth experienced during the quarter causing the slower than normal revenue growth. This was primarily due to year over year growth at the beginning of the fiscal year and the timing of acquisitions. Internal loan growth remained strong and was in line with prior first fiscal quarters; however, there were very few acquisition opportunities during the most recent three month period. During the quarter ended June 30, 2004, the Company acquired $8.4 million in gross loans compared to $945,000 during this most recent quarter. Additionally, the Company added six new offices during the most recent quarter compared with nineteen new offices during the prior year quarter. Mr. Jones indicated that he expects the Company to experience loan growth more in line with historical trends during the second half of this fiscal year.

    Gross loans outstanding increased to $371.1 million at June 30, 2005, compared to $334.6 million in balances outstanding at June 30, 2004. The Company continues to evaluate new acquisition opportunities and the opening of new offices within its existing markets. The Company is also looking at new markets, including its expansion into Mexico, that appear to have excellent potential for expanding its business.

    Key return ratios for the first quarter included a 9.8% return on average assets (annualized) and a 15.4% annualized return on average equity. Total general and administrative expenses as a percent of total revenues were 56.5% during the most recent quarter compared to 55.6% during the prior year quarter. The Company also experienced an increase in charge-off ratios. Net charge-offs as a percent of average net loans were 13.9% on an annualized basis for the quarter ended June 30, 2005, compared to 12.5% during the prior year quarter.

    During the first three months of the fiscal year, the Company opened or acquired six offices and closed two non-performing offices, leaving a total of 583 offices at June 30, 2005.

    About World Acceptance
    World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 583 offices in 12 states. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

    First Quarter Conference Call
    The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 2:00 P.M. Eastern time today. Interested parties may participate in this call by dialing 1-888-694-4769. A simulcast of the conference call is also available on the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=103383&s=wm&e=1096449. The call will be available for replay on the Internet for approximately 30 days.

    This press release contains various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events, including the Company's statements of expectation regarding expense control in future periods. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company's markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company's filings with the Securities and Exchange Commission.

                          World Acceptance Corporation

                      Consolidated Statements of Operations
             (Unaudited and in thousands, except per share amounts)

                                              Three Months Ended
                                                   June 30,
                                           -----------------------
                                              2005         2004
                                           ----------   ----------
Interest & fees                            $   44,599       40,600
Insurance & other                               7,169        6,878
     Total revenues                            51,768       47,478
Expenses:
     Provision for loan losses                  9,540        8,627
     General and administrative
      expenses
          Personnel                            19,582       17,706
          Occupancy & equipment                 3,184        2,915
          Data processing                         501          468
          Advertising                           1,658        1,580
          Intangible amortization                 686          631
          Other                                 3,630        3,119
                                               29,241       26,419
     Interest expense                           1,307          989
          Total expenses                       40,088       36,035
Income before taxes                            11,680       11,443
Income taxes                                    4,368        4,177
Net income                                 $    7,312        7,266
Diluted earnings per share                 $     0.38         0.37
Weighted average shares outstanding
 (diluted)                                     19,477       19,489

                           Consolidated Balance Sheets
                          (Unaudited and in thousands)

                                            June 30,     March 31,    June 30,
                                              2005         2005         2004
                                           ----------   ----------   ----------
                 ASSETS
Cash                                       $    4,053        3,047        2,792
Gross loans receivable                        371,056      351,496      334,567
   Less: Unearned interest & fees             (91,583)     (84,472)     (80,483)
   Allowance for loan losses                  (20,531)     (20,673)     (18,645)
       Loans receivable, net                  258,942      246,351      235,439
Property and equipment, net                    10,221        9,806        9,406
Deferred tax benefit                           10,690       10,690        9,535
Intangible assets                              17,097       17,358       16,020
Other assets                                    4,956        6,254        5,192
                                           $  305,959      293,506      278,384

 LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Notes payable                              100,250       83,900      110,732
   Income tax payable                           5,666        1,624        3,354
   Accounts payable and accrued
    expenses                                    9,176       18,271        7,672
       Total liabilities                      115,092      103,795      121,758
Shareholders' equity                          190,867      189,711      156,626
                                           $  305,959      293,506      278,384

                        Selected Consolidated Statistics
                      (Unaudited and dollars in thousands)

                                              Three Months Ended
                                                   June 30,
                                           -----------------------
                                              2005         2004
                                           ----------   ----------
Expenses as a percent of total revenues:
    Provision for loan losses                    18.4%        18.2%
    General and administrative expenses          56.5%        55.6%
    Interest expense                              2.5%         2.1%

Average gross loans receivable             $  360,042   $  323,137

Average loans receivable                   $  272,428   $  246,024

Loan volume                                $  281,968   $  251,242

Net charge-offs as percent of
 average loans                                   13.9%        12.5%

Return on average assets                          9.8%        10.8%

Return on average equity                         15.4%        18.6%

Offices opened (closed) during the
 period, net                                        4           18

Offices open at end of period                     583          544

SOURCE  World Acceptance Corporation
    -0-                             07/25/2005
    /CONTACT: Sandy McLean, Chief Financial Officer of World Acceptance Corporation, +1-864-298-9800/

_